TEXTRON	Exhibit 99.1
Corporate Communications Department	NEWS Release
Investor Contacts: Doug Wilburne – 401-457-2288 Bill Pitts – 401-457-2288	FOR IMMEDIATE RELEASE
Media Contact: Michael Maynard – 401-457-2474

Textron Reports Fourth Quarter GAAP Loss of $0.23 per share;
$0.15 EPS from Continuing Operations before Special Charges

Reduces Finance Managed Receivables in 2009 by $3.8 Billion

Generates $424 Million in 2009 Manufacturing Free Cash Flow

Providence, Rhode Island – January 28, 2010 – Textron Inc. (NYSE: TXT) today reported a fourth quarter 2009 net loss of $0.23 per share. Excluding special charges, the company reported income from continuing operations of $0.15 per share.  Revenues were $2.8 billion, down 21 percent from the fourth quarter of 2008. Manufacturing free cash flow from continuing operations for the year was $424 million.

Managed receivables at the company’s finance business ended the year at $7.1 billion, down $3.8 billion from the end of last year.

The company recorded pre-tax, special charges of $114 million in the quarter, which included $80 million in goodwill impairment charges associated with its golf and turfcare businesses and restructuring charges of $34 million.

“Solid cash generation was the highlight of the year, as we had excellent success in liquidating non-captive finance receivables at Textron Financial and significant cost productivity and working capital improvements in our manufacturing businesses,” said Textron President and CEO Scott C. Donnelly.

Outlook

Textron estimates 2010 revenues will be approximately $10.8 billion, reflecting top-line growth in its Bell, Textron Systems and Industrial segments, partially offset by decreases in revenue at Cessna and Finance. Free cash flow from continuing operations of the manufacturing group is expected to be between $500 - $550 million and earnings per share from continuing operations, excluding special charges, are expected to be in the range of $0.30 to $0.50. Pre-tax restructuring charges are expected to be about $30 million in 2010.

Donnelly continued, “In 2010, we will remain focused on manufacturing cost productivity, working capital improvements and further liquidation of finance receivables.  The actions we took last year coupled with those we will take this year will position us for enhanced performance as our markets rebound.”

Fourth Quarter Segment Results

Cessna

Cessna’s revenues decreased $642 million in the fourth quarter of 2009 compared with the corresponding period of 2008, due to lower volumes.

Cessna’s segment profit decreased $170 million due to the impact from lower sales volume, partially offset by favorable cost performance.  The favorable cost performance included lower selling and administrative expenses, largely due to workforce reductions in 2009, the benefit of forfeiture income from order cancellations, and a decrease in write-downs of pre-owned aircraft inventory.

Cessna backlog at the end of the fourth quarter was $4.9 billion, a decline of $2.0 billion from the third quarter.

Bell

Bell’s revenues decreased $51 million in the fourth quarter due to lower sales volume, partially offset by higher pricing.

Bell’s segment profit decreased $10 million due to lower volume and a change in commercial helicopter product mix, partially offset by higher pricing.

Bell backlog at the end of the fourth quarter was $6.9 billion, up $1.3 billion from the end of last quarter primarily driven by the V-22 program.

Textron Systems

Revenues at Textron Systems increased $49 million due to higher defense volumes, partially offset by lower aircraft engine volumes.

Segment profit at Textron Systems increased $8 million due to higher defense volumes, partially offset by higher inflation net of pricing and lower aircraft engine volume.

Backlog at the end of the fourth quarter was $1.7 billion, down $183 million from the third quarter.

Industrial

Revenue in the Industrial segment decreased $26 million due to lower volume and lower pricing, partially offset by a favorable foreign exchange impact.

Industrial segment profit increased $42 million due to improved cost performance, partially offset by lower volume.  Cost performance improved due to workforce reductions, employee furloughs, temporary plant shutdowns and lower selling and administrative expenses.

Finance

Finance revenues decreased $66 million compared to fourth quarter 2008 largely due to higher portfolio losses, and the revenue impact of lower average finance receivables, lower other income and suspended earnings on nonaccrual finance receivables.  These items were partially offset by the accretion from previous mark-to-market adjustments, lower securitization impairments (net of gains) and gains on early debt extinguishment.

Finance segment loss improved $58 million primarily reflecting lower loan loss provisions due to large provisions taken in the fourth quarter of 2008 and the accretion from previous mark-to-market adjustments, partially offset by higher portfolio losses.

Sixty-day plus delinquencies of finance receivables held for investment increased to $569 million from $440 million at the end of the third quarter 2009.  Nonaccrual finance receivables increased to $1.04 billion from $838 million last quarter.  Net charge-offs in the fourth quarter decreased to $22 million compared with $23 million in the third quarter.

Managed receivables ended the year at $7.06 billion, down from $10.82 billion at the beginning of the year.

Non-GAAP Measures

Income from continuing operations, excluding special charges and manufacturing free cash flow are non-GAAP measures that are defined and reconciled to GAAP in attachments to this release.

Conference Call Information

Textron will host its conference call today, January 28, 2010 at 9:00 a.m., Eastern to discuss its results and outlook.  The call will be available via webcast at www.textron.com or by direct dial at (877) 209-9919 in the U.S. or (612) 332-0636 outside of the U.S. (request the Textron Earnings Call).

In addition, the call will be recorded and available for playback by 11:30 a.m., Eastern time on Thursday, January 28, 2010 by dialing (320) 365-3844; Access Code: 994808.

A package containing key data that will be covered on today’s call can be found in the Investor Relations section of the company’s website at www.textron.com.

About Textron Inc.
Textron Inc. is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft Company, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, and Textron Systems. More information is available at www.textron.com.
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Forward-looking Information

Certain statements in this press release and other oral and written statements made by us from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters, or project revenues, income, returns or other financial measures. These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the risk factors contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and the following: (a) changes in worldwide economic or political conditions that impact demand for our products, interest rates and foreign exchange rates; (b) the interruption of production at our facilities or our customers or suppliers; (c) performance issues with key suppliers, subcontractors and business partners; (d) our ability to perform as anticipated and to control costs under contracts with the U.S. Government; (e) the U.S. Government’s ability to unilaterally modify or terminate its contracts with us for the U.S. Government’s convenience or for our failure to perform, to change applicable procurement and accounting policies, and, under certain circumstances, to suspend or debar us as a contractor eligible to receive future contract awards; (f) changing priorities or reductions in the U.S. Government defense budget, including those related to Operation Iraqi Freedom, Operation Enduring Freedom and the Overseas Contingency Operations; (g) changes in national or international funding priorities, U.S. and foreign military budget constraints and determinations, and government policies on the export and import of military and commercial products; (h) legislative or regulatory actions impacting our operations or demand for our products; (i) the ability to control costs and successful implementation of various cost-reduction programs; (j) the timing of new product launches and certifications of new aircraft products; (k) the occurrence of slowdowns or downturns in customer markets in which our products are sold or supplied or in which our Finance segment holds receivables; (l) changes in aircraft delivery schedules, or cancellation or deferral of orders; (m) the impact of changes in tax legislation; (n) the extent to which we are able to pass raw material price increases through to customers or offset such price increases by reducing other costs; (o) our ability to offset, through cost reductions, pricing pressure brought by original equipment manufacturer customers; (p) our ability to realize full value of receivables; (q) the availability and cost of insurance; (r) increases in pension expenses and other postretirement employee costs; (s) our Finance segment’s ability to maintain portfolio credit quality (t) Textron Financial Corporation’s (“TFC”) ability to maintain certain minimum levels of financial performance required under its committed bank lines of credit and under Textron’s support agreement with TFC; (u) our Finance segment’s  access to financing, including securitizations, at competitive rates; (v) our ability to successfully exit from TFC’s commercial finance business, other than the captive finance business, including effecting an orderly liquidation or sale of certain TFC portfolios and businesses; (w) uncertainty in estimating market value of TFC’s receivables held for sale and reserves for TFC’s receivables to be retained; (x) uncertainty in estimating contingent liabilities and establishing reserves to address such contingencies; (y) risks and uncertainties related to acquisitions and dispositions, including difficulties or unanticipated expenses in connection with the consummation of acquisitions or dispositions, the disruption of current plans and operations, or the failure to achieve anticipated synergies and opportunities; (z) the efficacy of research and development investments to develop new products; (aa) the launching of significant new products or programs which could result in unanticipated expenses; (bb) bankruptcy or other financial problems at major suppliers or customers that could cause disruptions in our supply chain or difficulty in collecting amounts owed by such customers; (cc) difficult conditions in the financial markets which may adversely impact our customers’ ability to fund or finance purchases of our products; and (dd) continued volatility in the economy resulting in a prolonged downturn in the markets in which we do business.

TEXTRON INC.
Revenues By Segment and Reconciliation of Segment Profit to Net Income (Loss)
Three and Twelve Months Ended January 2, 2010 and January 3, 2009
(Dollars in millions except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 2, 2010	January 3, 2009	January 2, 2010	January 3, 2009
REVENUES
MANUFACTURING:
Cessna	$855	$1,497	$3,320	$5,662
Bell	802	853	2,842	2,827
Textron Systems	502	453	1,899	1,880
Industrial	572	598	2,078	2,918
	2,731	3,401	10,139	13,287
FINANCE	82	148	361	723
Total revenues	$2,813	$3,549	$10,500	$14,010

SEGMENT PROFIT
MANUFACTURING:
Cessna (a)	$28	$198	$198	$905
Bell	84	94	304	278
Textron Systems	65	57	240	251
Industrial	18	(24)	27	67
	195	325	769	1,501
FINANCE	(65)	(123)	(294)	(50)
Segment profit	130	202	475	1,451
Special charges (b)	(114)	(526)	(317)	(526)
Corporate expenses and other, net	(40)	(48)	(164)	(171)
Interest expense, net for Manufacturing group	(41)	(34)	(143)	(125)
Income (loss) from continuing operations
before income taxes	(65)	(406)	(149)	629
Income tax benefit (expense)	5	50	76	(305)
Income (loss) from continuing operations	(60)	(356)	(73)	324
Discontinued operations, net of income taxes (c) (a)	(3)	147	42	162
Net income (loss)	$(63)	$(209)	$(31)	$486
Earnings per share:
Income (loss) from continuing operations	$(0.22)	$(1.47)	$(0.28)	$1.29
Discontinued operations, net of income taxes (c)	(0.01)	0.61	0.16	0.65
Net income (loss)	$(0.23)	$(0.86)	$(0.12)	$1.94
Average shares outstanding (d)	272,168,000	242,150,000	262,923,000	250,338,000

(a)	During the first quarter of 2009, we sold the assets of CESCOM, Cessna’s aircraft maintenance tracking service line, resulting in a pre-tax gain of $50 million.
(b)
Special charges for the three and twelve months ended January 2, 2010 include restructuring costs of $34 million and $237 million, respectively, primarily for severance, asset impairment and pension curtailment charges.  In addition, special charges include an $80 million goodwill impairment charge recorded in the fourth quarter of 2009 for the Industrial segment.  For the three and twelve months ended January 3, 2009, special charges include $64 million in restructuring costs, primarily for severance, a $169 million goodwill impairment charge for the Finance segment and a $293 million mark-to-market adjustment against finance receivables classified as held for sale in the fourth quarter of 2008.

(c)
During the first quarter of 2009, we sold HR Textron, an operating unit within the Textron Systems segment, resulting in an after-tax gain of $8 million.  This business has been reflected in discontinued operations for all periods presented.

(d)
For the twelve months ended January 3, 2009, fully diluted shares was used to calculate EPS.  For all other periods presented, the diluted EPS average shares base excludes potential common shares (convertible preferred stock, convertible debt and related warrants, stock options and restricted stock units).  These shares are excluded due to their antidilutive effect resulting from the loss from continuing operations.

TEXTRON INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(In millions)	January 2, 2010	January 3, 2009
Assets
Cash and cash equivalents	$1,748	$531
Accounts receivable, net	894	894
Inventories	2,273	3,093
Other current assets	960	584
Net property, plant and equipment	1,968	2,088
Other assets	3,527	3,163
Assets of discontinued operations	58	334
Textron Finance assets	7,512	9,344
Total Assets	$18,940	$20,031

Liabilities and Shareholders' Equity
Current portion of long-term and short-term debt	$134	$876
Other current liabilities	2,596	3,710
Other liabilities	3,127	2,926
Long-term debt	3,450	1,693
Liabilities of discontinued operations	138	195
Textron Finance liabilities	6,669	8,265
Total Liabilities	16,114	17,665

Total Shareholders’ Equity	2,826	2,366
Total Liabilities and Shareholders’ Equity	$18,940	$20,031

TEXTRON INC.
MANUFACTURING GROUP
Condensed Schedule of Cash Flows and Free Cash Flow GAAP to Non-GAAP Reconciliation
(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
(In millions)	January 2, 2010	January 3, 2009	January 2, 2010	January 3, 2009
Cash flows from operating activities:
Income (loss) from continuing operations	$(16)	$154	$133	$785
Dividends received from the Finance group	65	—	349	142
Capital contributions paid to Finance group	(73)	(625)	(270)	(625)
Depreciation and amortization	103	98	373	360
Asset impairments and other non-cash items	80	75	195	165
Changes in working capital	260	29	(48)	(434)
Other operating activities, net	2	21	6	14
Net cash from operating activities of continuing operations	421	(248)	738	407
Cash flows from investing activities:
Capital expenditures	(73)	(227)	(238)	(537)
Net cash used in acquisitions	—	—	—	(109)
Other investing activities, net	(4)	5	(50)	9
Net cash from investing activities of continuing operations	(77)	(222)	(288)	(637)
Cash flows from financing activities:
Increase (decrease) in short-term debt and intergroup borrowings	(413)	494	(1,149)	734
Borrowing under line of credit facilities, net	(5)	—	1,167	—
Proceeds from issuance of convertible notes, net	—	—	582	—
Purchase of convertible note hedge	—	—	(140)	—
Proceeds from issuance of common stock and warrants	—	—	333	—
Proceeds from issuance of long-term debt	—	—	595	—
Principal payments on long-term debt	(180)	(304)	(392)	(348)
Net borrowings against officers life insurance policies	(1)	222	(412)	222
Dividends paid	(5)	(112)	(21)	(284)
Proceeds and excess tax benefits from option exercises	—	—	—	50
Purchases of Textron common stock	—	—	—	(533)
Net cash from financing activities of continuing operations	(604)	300	563	(159)
Total cash flows from continuing operations	(260)	(170)	1,013	(389)
Total cash flows from discontinued operations	(28)	488	194	455
Effect of exchange rate changes on cash and cash equivalents	(1)	(8)	10	(6)
Net change in cash and cash equivalents	(289)	310	1,217	60
Cash and cash equivalents at beginning of period	2,037	221	531	471
Cash and cash equivalents at end of period	$1,748	$531	$1,748	$531

Manufacturing Free Cash Flow GAAP to Non-GAAP Reconciliations:

Net cash from operating activities of continuing operations – GAAP	$421	$(248)	$738	$407
Less: Dividends received from the Finance group	(65)	—	(349)	(142)
Plus: Capital contributions paid to Finance group	73	625	270	625
Less: Capital expenditures	(73)	(227)	(238)	(537)
Plus: Proceeds on sale of property, plant and equipment	—	5	3	9
Manufacturing free cash flow – Non-GAAP	$356	$155	$424	$362

	2010 Outlook
Net cash from operating activities of continuing operations – GAAP	$830	-	$880
Less: Dividends received from the Finance group		(300)
Plus: Capital contributions paid to Finance group		280
Less: Capital expenditures		(320)
Plus: Proceeds on sale of property, plant and equipment		10
Manufacturing free cash flow – Non-GAAP	$500	-	$550

Free cash flow is a measure generally used by investors, analysts and management to gauge a company’s ability to generate cash from operations in excess of that necessary to be reinvested to sustain and grow the business.  Our definition of Manufacturing free cash flow uses net cash from operating activities of continuing operations, less dividends received from TFC, capital contributions provided under the Support Agreement and capital expenditures, net of proceeds from the sale of plant, property and equipment.  We believe that our Manufacturing free cash flow calculation provides a relevant measure of liquidity and a useful basis for assessing our ability to fund operations.  This measure is not a financial measure under GAAP and should be used in conjunction with GAAP cash measures provided in our Consolidated Statement of Cash Flows.  Our Manufacturing free cash flow measure may not be comparable to similarly titled measures reported by other companies, as there is no definitive accounting standard on how the measure should be calculated.

TEXTRON INC.
Condensed Consolidated Schedule of Cash Flows
(Unaudited)
	For the Three Months Ended		For the Twelve Months Ended
(In millions)	January 2, 2010	January 3, 2009	January 2, 2010	January 3, 2009
Cash flows from operating activities:
Income (loss) from continuing operations	$(60)	$(356)	$(73)	$324
Depreciation and amortization	112	107	409	400
Provision for losses on finance receivables	61	133	267	234
Asset impairments and other non-cash items	43	481	108	544
Changes in working capital	319	(291)	290	(763)
Other operating activities, net	2	37	31	25
Net cash from operating activities of continuing operations	477	111	1,032	764
Cash flows from investing activities:
Finance receivables originated or purchased	(392)	(2,094)	(3,005)	(10,860)
Finance receivables repaid	761	2,630	4,011	10,630
Proceeds on receivables sales and securitization sales	392	(115)	594	518
Capital expenditures	(73)	(227)	(238)	(545)
Proceeds from sale of repossessed assets and properties	60	18	236	22
Purchase of marketable securities	—	—	—	(100)
Net cash used in acquisitions	—	—	—	(109)
Other investing activities, net	(22)	6	130	36
Net cash from investing activities of continuing operations	726	218	1,728	(408)
Cash flows from financing activities:
Increase (decrease) in short-term debt	—	(52)	(1,637)	218
Borrowing under line of credit facilities, net	(5)	—	2,907	—
Proceeds from issuance of convertible notes, net	—	—	582	—
Purchase of convertible note hedge	—	—	(140)	—
Proceeds from issuance of common stock and warrants	—	—	333	—
Proceeds from issuance of long-term debt	277	—	918	1,461
Principal payments on long-term debt	(2,128)	(677)	(4,163)	(1,922)
Net borrowings against officers life insurance policies	(1)	222	(412)	222
Dividends paid	(5)	(112)	(21)	(284)
Proceeds and excess tax benefits from option exercises	—	—	—	50
Purchases of Textron common stock	—	—	—	(533)
Net cash from financing activities of continuing operations	(1,862)	(619)	(1,633)	(788)
Total cash flows from continuing operations	(659)	(290)	1,127	(432)
Total cash flows from discontinued operations	(28)	488	194	455
Effect of exchange rate changes on cash and cash equivalents	3	(8)	24	(7)
Net change in cash and cash equivalents	(684)	190	1,345	16
Cash and cash equivalents at beginning of period	2,576	357	547	531
Cash and cash equivalents at end of period	$1,892	$547	$1,892	$547

Textron Inc.
GAAP to Non-GAAP Reconciliations
Income from Continuing Operations, Excluding Special Charges

A reconciliation of income from continuing operations, excluding special charges, per share on a non-GAAP (Generally Accepted Accounting Principles) basis to income (loss) from continuing operations per share in accordance with GAAP is provided below.

	For the Three Months Ended		For the Twelve Months Ended
	January 2, 2010	January 3, 2009	January 2, 2010	January 3, 2009
Income from continuing operations, excluding special charges – Non-GAAP	$0.15	$0.37	$0.59	$3.08
Special charges, net of taxes	(0.37)	(1.84)	(0.87)	(1.79)
Income (loss) from continuing operations – GAAP	(0.22)	(1.47)	(0.28)	1.29
Discontinued operations	(0.01)	0.61	0.16	0.65
Net income (loss) – GAAP	$(0.23)	$(0.86)	$(0.12)	$1.94

	2010 Outlook
Income from continuing operations, excluding special charges – Non-GAAP	$ 0.30	-	$ 0.50
Special charges, net of taxes		(0.06)
Income (loss) from continuing operations – GAAP	$ 0.24	-	$ 0.44

Income from continuing operations, excluding special charges, on a per share basis is a non-GAAP financial measure.  Special charges include items that are either isolated or temporary in nature and are excluded from segment profit. Results before special charges are also the basis for measuring operating performance for management compensation purposes. It is helpful to understand results without these charges, especially when comparing results to previous periods.  However, analysis of the company’s results before special charges should be used only in conjunction with data presented in accordance with GAAP.

The non-GAAP per share information for both periods in 2009 is calculated using basic shares outstanding.  If fully diluted shares were used to calculate the non-GAAP per share information, the effect would be a reduction in income per share of $0.01 for both periods.